EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

November 1, 2007

USEC Reports Strong Third Quarter 2007 Results

•	Net income of $45.6 million for 3rd quarter compared to net income of $9.9 million in the same quarter last year

•	Net income of $71.5 million for first nine months of 2007 compared with $66.1 million in the same period of 2006

•	Earnings guidance for 2007 improves to $80 to $90 million range; cash flow from operations guidance also improves to range of $95 to $105 million

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income of $45.6 million or 52 cents per share for its third quarter ended September 30, 2007, compared to net income of $9.9 million or 11 cents per share in the same quarter of 2006. Pro forma net income before American Centrifuge expenses was $65.5 million in the third quarter of 2007 compared to $25.2 million in the same quarter last year.

USEC reported net income of $71.5 million or 82 cents per share in the nine-month period ended September 30, 2007 compared to $66.1 million or 76 cents per share in the same period of 2006. Pro forma net income before American Centrifuge expenses was $136.0 million in the first nine months of 2007, compared to $111.4 million in the same period last year.

The financial results in both periods in 2007 reflect improved revenue on higher average prices billed to customers, offset by higher electric power costs, and to a lesser extent, higher purchase costs from Russia. The gross profit margin for the nine-month period of 2007 was 16.2 percent compared to 17.1 percent in the same period of 2006.

Much of our spending on the American Centrifuge project to-date has been expensed, which reduces net income. Advanced technology expenses for the nine-month period totaled $100.1 million in 2007 compared to $71.0 million in 2006. In the third quarter, we moved from a demonstration phase to a commercial plant phase where an increasing amount of costs will be capitalized as part of building the American Centrifuge Plant. USEC updated its progress on the American Centrifuge project in a separate news release issued today.

“Our sharp focus on maximizing current operations even as we look forward to deploying the American Centrifuge has resulted in a successful quarter financially and allowed us to further improve the guidance for 2007 earnings and cash flow from operations,” said John K. Welch, USEC president and chief executive officer.

“During the third quarter we also took solid steps forward with the American Centrifuge project. The results of the Lead Cascade integrated testing gave us the final assurance needed to approach the capital markets to raise the funding to continue the project on our schedule. We believe the new capital, along with an existing credit facility and our projections for cash flow from operations, have positioned USEC to meet the next program milestone in January 2008 for certain financial commitments to build the plant,” he said.

USEC has expensed most of its spending related to the American Centrifuge, which directly reduces net income. To help investors evaluate the impact of these adjustments to current business results, USEC is reporting a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. A table reconciling this measure to net income is included in this news release.

Revenue

Revenue for the nine-month period was $1,310.8 million, an increase of less than 1 percent over the same period of 2006. Revenue from the sale of separative work units (SWU) was $1,034.4 million compared to $974.9 million in the same period last year, an increase of $59.5 million or 6 percent. SWU volume declined 2 percent in the nine-month period compared to 2006 but we estimate the volume of SWU sales in 2007 will be roughly 8 percent higher than in 2006. Revenue from the sale of uranium was $134.2 million compared to $181.2 million in the same period of 2006, a 26 percent decline. Revenue from our U.S. government contracts segment was $142.2 million compared to $148.3 million in the prior year, reflecting reduced Department of Energy contract work.

Revenue for the third quarter was $634.7 million compared to $417.8 million in the same quarter last year, an increase of 52 percent. Revenue from the sales of SWU was $483.5 million, compared to $336.6 million in the third quarter of 2006. The $146.9 million increase reflects a 36 percent increase in volume of SWU sold and a 6 percent increase in average prices billed to customers. Uranium revenue was $102.2 million compared to $34.4 million last year, reflecting higher prices and the timing of several large deliveries under long-term contracts. Revenue from the U.S. government contracts segment was $49.0 million, an improvement of $2.2 million over last year.

USEC’s customers generally place orders under long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

At September 30, 2007, deferred revenue amounted to $133.1 million, with a deferred gross profit of $60.5 million compared to deferred revenue at year-end 2006 of $129.4 million with a deferred gross profit of $51.0 million. In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for the nine-month period for SWU and uranium was $976.3 million, an increase of $19.4 million or 2 percent. An increase in unit costs was largely offset by declines in sales volume. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. The unit cost of sales per SWU during the nine-month period was 8 percent higher than the year before, reflecting a 20 percent increase in unit production costs due to higher power cost, as well as higher purchase prices paid to Russia. Purchase prices paid to Russia are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts was $121.6 million, a reduction of $2.2 million compared to the same period last year.

The gross profit for the first nine months of 2007 was $212.9 million, a decline of $10.8 million or 5 percent over the same period in 2006. For the third quarter, the gross profit was $112.0 million compared to $52.1 million in the same quarter last year. The gross profit margin for the nine-month period and quarter were 16.2 percent and 17.6 percent, respectively, compared to 17.1 percent and 12.5 percent in the same periods last year. The lower gross profit margin in the nine-month period reflects the impact of higher power costs on production and volume declines in high-margin uranium sales, partially offset by higher average sales prices.

Selling, general and administrative (SG&A) expenses totaled $33.0 million in the nine-month period, a decrease of $3.7 million or 10 percent over the same period of 2006. The decrease was due to a reversal of an accrued tax penalty and reduced consulting expense, partially offset by higher expenses related to equity compensation plans.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $100.1 million in the nine-month period, an increase of $29.1 million or 41 percent compared to the same period of 2006. The higher spending reflects work related to Lead Cascade integrated testing. Spending by NAC on its spent fuel storage technology is included in the total and was approximately $1 million in both periods. In addition, $71.1 million in spending related to the commercial American Centrifuge Plant was capitalized in the nine-month period, compared to $21.5 million capitalized in the same period of 2006.

Cash Flow

At September 30, 2007, USEC had a cash balance of $774.8 million, compared to $171.4 million at December 31, 2006 and $48.3 million at June 30, 2007. Cash used by operations in the first nine months of 2007 was $104.3 million, compared to cash flow provided by operations of $153.0 million in the corresponding period in 2006. The $257.3 million difference was primarily due to a net inventory increase of $91.1 million in the nine months ended September 30, 2007 that was a result of higher production cost and a $126.5 million increase in accounts receivable following a high level of sales in the third quarter.

Capital expenditures totaled $65.9 million for the nine-month period, compared to $29.6 million for the corresponding period of 2006. The majority of capital expenditures were related to the American Centrifuge project, as noted above. In September 2007, USEC raised net proceeds of approximately $775 million from the concurrent issuance of 23 million shares of common stock and $575 million in aggregate principal amount of convertible notes.

2007 Outlook Update

USEC is updating guidance for annual net income and cash flow from operations for 2007. Our guidance for 2007 net income is in a range of $80 to $90 million, and cash flow from operations is also in a range of $95 to $105 million. Pro forma net income before American Centrifuge expenses for 2007 is expected to be in a range of $168 to $178 million.

Net income is expected to improve compared to our earlier guidance primarily due to a slight improvement to the gross profit margin and lower selling, general and administrative (SG&A) expenses. Cash flow from operations is expected to improve due to timing of customer collections in the fourth quarter, timing of payments to Russia and higher interest income.

The projection for total revenue for 2007 remains approximately $1.91 billion, with approximately $1.55 billion coming from the sale of SWU. We expect our gross profit margin for 2007 to be 14 to 15 percent, a slight improvement over our previous guidance of 14 percent gross margin for 2007 but less than the 18 percent gross margin recorded in 2006.

We expect total spending on the American Centrifuge project in 2007 will be approximately $300 million, split between $135 million in expense and $150 million in capital expenditures, with the remainder representing prepayments for specialty materials and new manufacturing facilities for building the commercial plant AC100 centrifuges. During the third quarter, USEC determined that the project has moved from the demonstration phase to a commercial plant phase, and a significant portion of expenditures will be capitalized going forward. We continue to anticipate an increased rate of spending on the American Centrifuge Plant, with 2008 spending projected to be roughly $600 million. The timing of major procurement actions at year end could shift spending on the project between the two calendar years.

We expect SG&A expenses to be approximately $50 million for 2007 and net interest to be positive $12 million.

Even though we have a smaller inventory of uranium available for sale as compared with prior years, we expect to sell uranium in excess of internal needs opportunistically. These potential sales of additional uranium are not reflected in the net income and cash flow guidance described above.

Although customer orders are generally firm for 2007, this earnings and cash flow guidance is subject to assumptions and uncertainties that could affect results either positively or negatively. For example, movement of delivery dates could affect the period when revenue is recorded and when cash is collected from customers. Variations from our expectations could cause differences between our guidance and ultimate results.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

###

Use of Non-GAAP Financial Information

The earnings release contains a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. Management believes that, because pro forma net income before American Centrifuge expenses excludes the significant expenses related to the Company’s development of the American Centrifuge uranium enrichment technology, which is not the technology the Company now uses in its uranium enrichment operations, it is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s performance, particularly with respect to performance from period to period.

While the Company believes this non-GAAP financial measure is useful in evaluating the Company, the information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the success of the demonstration and deployment of our American Centrifuge technology including our ability to meet our performance targets, target cost estimate and schedule for the American Centrifuge Plant and our ability to secure required external financial support; the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under existing long-term contracts to pass on to customers increases in SWU prices under the Russian contract resulting from significant increase in market prices; changes in existing restrictions on imports of Russian enriched uranium, including the imposition of duties on imports of enriched uranium under the Russian Contract; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and government/regulatory and environmental remediation efforts); the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent quarterly Form 10-Qs. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
Amounts in millions	Sept 30,		Sept 30,
	2007	2006	2007	2006
Pro forma net income before American Centrifuge expenses	$65.5	$25.2	$136.0	$111.4
LESS: American Centrifuge expenses (a)	30.6	23.5	99.2	69.7
ADD: Provision for income taxes (based
on Federal statutory tax rate of 35%)	(10.7)	(8.2)	(34.7)	(24.4)

SUBTOTAL: American
Centrifuge expenses, net of
taxes	$19.9	$15.3	$64.5	$45.3
Net income, GAAP basis	$45.6	$9.9	$71.5	$66.1

Note (a): American Centrifuge expenses included in Advanced technology costs.

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME (Unaudited)

2007 Outlook
Amounts in millions		Range

Pro forma net income before American Centrifuge expenses	$168		$178
LESS: American Centrifuge expenses	135		135
ADD: Provision for income taxes (based
on an assumed federal statutory tax rate
of 35% in 2007)	(47)		(47)

SUBTOTAL: American
Centrifuge expenses, net of
taxes	$88		$88
Net income, GAAP basis	$80		$90

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Separative work units	$483.5	$336.6	$1,034.4	$974.9
Uranium	102.2	34.4	134.2	181.2
U.S. government contracts and other	49.0	46.8	142.2	148.3

Total revenue	634.7	417.8	1,310.8	1,304.4
Cost of sales:
Separative work units and uranium	480.3	326.7	976.3	956.9
U.S. government contracts and other	42.4	39.0	121.6	123.8

Total cost of sales	522.7	365.7	1,097.9	1,080.7

Gross profit	112.0	52.1	212.9	223.7
Special charge for organizational restructuring	—	(0.1)	—	1.4
Advanced technology costs	30.8	23.9	100.1	71.0
Selling, general and administrative	9.0	10.9	33.0	36.7

Operating income	72.2	17.4	79.8	114.6
Interest expense	3.3	3.2	9.2	11.4
Interest (income)	(3.9)	(1.7)	(21.7)	(4.0)

Income before income taxes	72.8	15.9	92.3	107.2
Provision for income taxes	27.2	6.0	20.8	41.1

Net income	$45.6	$9.9	$71.5	$66.1

Net income per share – basic	$.52	$.11	$.82	$.76
Net income per share – diluted	$.51	$.11	$.81	$.76
Weighted-average number of shares outstanding:
Basic	87.9	86.7	87.3	86.5
Diluted	89.8	86.9	88.2	86.8

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	September 30,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$774.8	$171.4
Accounts receivable – trade	342.4	215.9
Inventories	1,044.8	900.0
Deferred income taxes	36.2	24.0
Other current assets	95.8	97.8

Total Current Assets	2,294.0	1,409.1
Property, Plant and Equipment, net	239.1	189.9
Other Long-Term Assets
Deferred income taxes	195.0	156.2
Deposits for surety bonds	66.2	60.8
Pension asset	16.6	13.8
Inventories	—	24.2
Bond financing costs	14.5	—
Goodwill	6.8	6.8
Intangibles	0.3	0.6

Total Other Long-Term Assets	299.4	262.4

Total Assets	$2,832.5	$1,861.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$176.8	$129.1
Payables under Russian Contract	130.9	105.3
Inventories owed to customers and suppliers	86.4	56.9
Deferred revenue and advances from customers	134.8	133.8

Total Current Liabilities	528.9	425.1
Long-Term Debt	725.0	150.0
Other Long-Term Liabilities
Depleted uranium disposition	86.6	71.5
Postretirement health and life benefit obligations	137.7	128.7
Pension benefit liabilities	22.6	20.2
Other liabilities	84.1	79.9

Total Other Long-Term Liabilities	331.0	300.3
Stockholders’ Equity	1,247.6	986.0

Total Liabilities and Stockholders’ Equity	$2,832.5	$1,861.4

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Nine Months Ended
	September 30,
	2007	2006
Cash Flows from Operating Activities
Net income	$71.5	$66.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	28.1	26.5
Deferred income taxes	(21.9)	(8.6)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(126.5)	65.2
Inventories – net (increase) decrease	(91.1)	84.0
Payables under Russian Contract – increase	25.6	9.1
Deferred revenue, net of deferred costs – increase (decrease)	6.5	(16.8)
Accrued depleted uranium disposition	15.1	16.1
Accounts payable and other liabilities – (decrease)	(5.2)	(76.2)
Other, net	(6.4)	(12.4)

Net Cash Provided by (Used in) Operating Activities	(104.3)	153.0

Cash Flows Used in Investing Activities
Capital expenditures	(65.9)	(29.6)
Deposits for surety bonds	(4.0)	—

Net Cash (Used in) Investing Activities	(69.9)	(29.6)

Cash Flows Used in Financing Activities
Borrowings under credit facility	71.1	133.3
Repayments under credit facility	(71.1)	(133.3)
Repayment of senior notes	—	(288.8)
Tax benefit related to stock-based compensation	0.9	0.4
Proceeds from issuance of convertible senior notes	575.0	—
Bond issuance costs paid	(12.9)	—
Common stock issued, net of issuance costs	214.6	2.2

Net Cash Provided By (Used in) Financing Activities	777.6	(286.2)

Net Increase (Decrease)	603.4	(162.8)
Cash and Cash Equivalents at Beginning of Period	171.4	259.1

Cash and Cash Equivalents at End of Period	$774.8	$96.3

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$7.7	$19.7
Income taxes paid	49.6	72.6